Schedule A
Dated April 30, 2017
To The
Expense Limitation Agreement
Dated April 29, 2012
Between
Touchstone Variable Trust and Touchstone Advisors, Inc.

Fund	Expense Limit	Termination Data
Touchstone Active Bond Fund	0.97%	April 30, 2018
Touchstone Focused Fund	1.21%	April 30, 2018
Touchstone Large Cap Core Equity	1.06%	April 30, 2018
Touchstone Aggressive ETF Fund	0.75%	April 30, 2018
Touchstone Conservative ETF Fund	0.75%	April 30, 2018
Touchstone Moderate ETF Fund	0.75%	April 30, 2018

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST

By:	/s/Terrie Wiedenheft

TOUCHSTONE ADVISORS, INC.

By:	/s/Terrie Wiedenheft

By:	/s/Jill McGruder

Signature Page – Schedule A to Expense Limitation Agreement